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                                                                   Exhibit 10.28



                              EMPLOYMENT AGREEMENT
                              --------------------

            THIS EMPLOYMENT AGREEMENT is entered into at Cleveland, Ohio, this 9th day of July 2001 by and between EMPYREAN BIOSCIENCE, INC. (the "Company") and BRENDA K. BROWN ("Employee").


                                    RECITALS:
                                    ---------

            A. The Company is in the business of marketing, selling and distributing innovative personal care products that are intended to prevent the spread of infectious disease (the "Business");

            B. Employee has certain expertise in connection with certain aspects of the Company's business and has been employed by the Company.

            C. The Company and Employee wish to formalize the employment relationship between them by means of this written Employment Agreement.

            NOW, THEREFORE, in consideration of mutual promises and agreements contained herein and intending to be legally bound hereby, the parties agree as follows:

            1. EMPLOYMENT. The employment relationship between Employee and the Company is upon the terms and conditions set forth herein, effective July 9, 2001 ("the Effective Date").

            2. SERVICES. Employee is currently Vice President and Chief Financial Officer. Employee will devote her full working time, experience and best efforts to the performance of her duties on behalf of the Company. Employee shall perform all such duties in accordance with such rules, policies and procedures as the Company and or its Board of Directors may adopt from time to time.



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            3. COMPENSATION.

            3.1 BASE SALARY. The Company shall pay to Employee an annual base salary of One Hundred Thirteen Thousand Two Hundred Fifty Dollars ($113,250.00) payable in consecutive, equal, biweekly installments. Employee's annual base salary shall be reviewed by the Compensation Committee of the Board of Directors at least annually.

            3.2 CERTAIN BASIC FRINGE BENEFITS. The Company shall provide to Employee a benefits package upon terms and conditions and in amounts to be determined by the Board of Directors as part of a package of benefits approved for senior management of the Company.

            3.3 BUSINESS EXPENSES. The Company shall promptly reimburse Employee for all reasonable, ordinary and necessary business expenses incurred by her in the performance of her duties hereunder, and Employee shall submit receipts, vouchers or other appropriate evidence to substantiate that said expenses were incurred by Employee in connection with the business of the Company.

            3.4 INCENTIVE COMPENSATION. Employee shall be entitled to participate in an incentive compensation bonus program for senior management of the Company pursuant to approval of the Board of Directors.

            4. TERM, TERMINATION.

            4.1 This Agreement may be terminated by the Company at any time "for cause" or without cause. "For cause" shall mean any termination of the Employee's employment resulting from Employee's engaging in fraud, misappropriation of funds or embezzlement against the Company.



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            4.2 If Employee is terminated from employment without cause, the
Company shall provide to Employee a twelve-month evergreen severance provision whereby Employee's base salary, bonus, benefits and options shall continue for twelve months.

            Any termination of Employee's employment resulting from: (i) Employee's death; (ii) Employee's inability to perform the essential functions of her job with or without reasonable accommodation for 180 consecutive business days or 300 of 365 total days; or (iii) Employee's resignation from her positions with the Company within 30 days after the receipt of written notice from the Company informing Employee that her base salary rate shall be reduced below its then current level (the "Salary Reduction Notice"), or within 30 days of a reduction in duties, title or responsibility, or within 30 days of a change in location, a change in control or a breach of this Agreement, shall be deemed to be a termination by the Company without cause. Bonuses to be earned in accordance with an incentive compensation bonus program applicable to the fiscal year in which Employee is terminated will be determined by prorating the full amount of the bonus, which would have been earned, had Employee been employed for the full fiscal year by the number of days employed during the fiscal year. Incentive stock options to be vested upon the attainment of certain performance goals applicable to the fiscal year in which Employee is terminated shall be accelerated and vested as of the Employee's termination date. Bonus shall be payable no later than 90 days following the close of the fiscal year that Employee is terminated.

            Such severance shall be paid to Employee in the form of regular payroll checks, less deductions for taxes and withholdings, in equal installments during the severance period following Employee's termination. The Company shall continue to pay to Employee her salary at the annual rate in effect immediately prior to such termination (unless such termination occurs as a result of the Employee's resignation from her positions with the Company within 30 days after receipt of the



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Salary Reduction Notice, in which case such payments shall be at the annual salary rate in effect immediately prior to the receipt of the Salary Reduction Notice) for the severance period. Employee shall have the option of accepting a lump sum payment of severance provision calculated by discounting the stream of payments utilizing a discount rate of fifteen percent (15%).

            In the event that participation in any such benefits package is barred, the Company shall arrange to provide Employee with benefits during the severance period substantially similar to those which she is entitled to receive, or reimburse her for her costs of securing independent benefits coverage substantially similar to the benefits package available to her prior to termination, including gross up for any tax cost incurred as a result.

            In the event the Company replaces the benefits package available to senior officers of the Company during the Employee's severance period, Employee shall be entitled to participate in any such replacement package, provided, however, that if the new benefits package is substantially worse, in the aggregate, than the benefits package available to Employee prior to termination, the Company shall arrange to provide her with benefits substantially similar to those which she is entitled to receive, or reimburse her for her costs of securing independent benefits coverage substantially similar to the benefits package available to her prior to termination.

            In the event of a breach of this Agreement by the Company, Employee is eligible, at Employee's option, to receive severance pay in accordance with the twelve-month evergreen severance provision set forth above. Such severance payment and acceleration of options as set forth in this Section 4.2 shall be Employee's sole remedy at law or in equity against Company for any breach of this agreement and Employee shall sign a full and final release of claims, in a form acceptable to Company, as a condition of receiving such severance payment.



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            The Company and Employee mutually agree not to make or utter any disparaging comments about one another, including the Company's past, present and future officers, directors and or employees, and both the Company and the Employee agree not to take any action to injure or harm one another's reputation or business relationships.

            5. COVENANTS OF EMPLOYEE.

            5.1 Employee acknowledges that during the course of her employment by the Company she will have access to trade secrets and other confidential information with respect to the business, operations, accounts, books and records, sales, customers, pricing, marketing, development, testing, scientific research and other activities of the Company ("Trade Secrets"). Accordingly, Employee shall, at all times, keep secret and inviolate all Trade Secrets, which she now knows or may hereafter come to know. In addition, Employee shall at no time copy, remove from the premises of the Company or retain, without the prior consent of the Company, any Trade Secrets, including, but not limited to, unpublished records, agreements, books of account, corporate documents, work papers, correspondence, customer lists, memoranda, computer software or documentation in connection therewith, plans, drawings or copies or extracts from any of the foregoing, except as may be required in the normal operation of the Company's business. Upon the termination of Employee's employment, Employee shall promptly return to the Company all Trade Secrets in her possession or under her control and shall verify in writing her return of same as a condition to receipt of any severance pay.

            5.2 Employee agrees that during the term hereof (except as permitted hereunder) and for a period of time equivalent to the length of Employee's severance benefit following the termination of her employment, whether by Company or by Employee, with or without cause, she will not engage in the Business within any County or State where Company has conducted or may



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hereafter conduct any activities; or, own, manage, operate, control, or participate in, or have any ownership interest in a similar business as the Business described in Recital A, provided, however, that Employee may own any securities of any publicly owned and traded entity in which Employee owns less than five percent (5%) interest, which is engaged in the business similar to or competitive with the business of the Company.

            5.3 Employee agrees that for a period of time equivalent to the length of Employee's severance benefit following the termination of her employment, whether by Company or by Employee, with or without cause, she will not, directly or indirectly, solicit the Company's employees. If during the severance period, Employee is involved in a similar business as the Business described in Recital A, Employee will not attempt to divert or take away, solicit or contact for purposes related to the Business, any of the Company's customers and she shall refrain from committing any act which would in any way jeopardize any relationship the Company has with any such customer.

            5.4 Employee hereby assigns to the Company any and all right, title and interest Employee has or may have in any product, invention, device, method, technique or formula created (in whole or in part) by her during the term hereof, if such product, invention, device, method, technique or formula is created during the hours in which Employee is employed or with the use or assistance of the Company's facilities, materials or personnel. Employee shall execute, acknowledge and deliver all documents and/or instruments, which may be requested by the Company in order to effectuate such assignment.

            5.5 The Company shall have the royalty-free right to use in the Business and to make, use and sell products and processes derived from any inventions, discoveries, concepts and ideas (whether or not patentable or copyrightable), including but not necessarily limited to processes,



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methods, formulae and techniques, as well as derivatives or improvements thereof or know-how related thereto, which are conceived or made by Employee during the term of, during the hours in which Employee is employed by the Company or with the use or assistance of the Company's facilities, materials or personnel.

            5.6 Company and Employee agree that the remedy at law for any breach of the foregoing provisions of Section 5 will be inadequate, and either party shall be entitled to both temporary and permanent injunctive relief enforcing such provisions, in addition to any other remedy it may have at law or in equity.

            5.7 The covenants of Company and Employee contained in this Section 5 are separate and independent of any other provisions hereof and shall survive the termination of this Agreement.

            5.8 Employee has carefully considered the nature and extent of the restrictions upon her and the rights and remedies conferred upon the Company, and she hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, are fully required to protect the legitimate interest of the Company, and do not confer a benefit upon the Company disproportionate to the detriment to Employee.

            6. REPRESENTATIONS BY EMPLOYEE. Employee represents and warrants to the Company that (a) Employee has the legal right, power and authority to enter into this Agreement and perform the obligations imposed upon her, (b) there are no legal proceedings pending, or to the knowledge of Employee, threatened against Employee which would in any way adversely affect the performance of the obligations, and (c) Employee is not a party to any restrictive covenant,



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agreement, contract or instrument which would in any way prohibit Employee from entering into or performing such obligations.

            7. REPRESENTATIONS BY COMPANY. Company represents and warrants to the Employee that (a) Company has the legal right, power and authority to enter into this Agreement and perform the obligations imposed upon it, (b) there are no legal proceedings pending, or to the knowledge of Company, threatened against Company which would in any way adversely affect the performance of the obligations, and (c) Company is not a party to any restrictive covenant, agreement, contract or instrument which would in any way prohibit Company from entering into or performing such obligations.

            8. INDEMNIFICATION; INSURANCE. The Company will indemnify Employee to the maximum extent permitted by law (including advancing expenses where appropriate) with respect to actions taken by her as an officer or director of the Company, any of its subsidiaries, or any affiliated entity of the Company or any of its subsidiaries. The Company's obligation to provide indemnification shall survive termination of employment. The Company will also maintain in effect during Employee's employment hereunder directors and officer liability insurance with minimum coverage of $5,000,000 per occurrence and $5,000,000 in the aggregate. Employee will remain insured under such policy until the fifth anniversary of termination of Employee's employment with the Company.

            9. NOTICES. All notices hereunder shall be in writing and shall be deemed to have been given at the time when mailed in any general or branch of the United States Post Office enclosed in a registered or certified, postage prepaid envelope addressed to the address of the respective parties as set forth below, or to such other address as a party may have fixed by notice as stated below:



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            TO EMPLOYEE:                   TO THE COMPANY:
            -----------                    --------------

            Brenda K. Brown                Richard C. Adamany, President and CEO
            13648 Fox Hills Drive          Empyrean Bioscience, Inc.
            Novelty, Ohio 44072            23800 Commerce Park Drive
                                           Suite A
                                           Cleveland, Ohio 44122


            10. SEVERABILITY. The invalidity or unenforceability of any portion of this Agreement shall not impair or affect the validity or enforceability of any other portion of this Agreement, which shall remain in full force and effect.

            11. ASSIGNMENT. Employee shall not assign, transfer, pledge or encumber this Agreement or any rights or obligations hereunder. The Company may not assign or transfer this Agreement to successor Company in the event of merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company without prior written approval of Employee; provided, however, that in the case of any such assignment or transfer, this Agreement shall be binding upon and inure to the benefit of such transferee, which shall assume and perform all of the obligations of the Company hereunder.

            12. WAIVER. A waiver by either party of a breach of any provisions of this Agreement shall not operate or be construed to be a waiver of any subsequent breach.

            13. ARBITRATION. Any controversy, dispute or claim arising out of Employee's employment or relating to this Agreement, including but not limited to any such controversy, dispute or claim concerning breach or enforceability of the Agreement, will be resolved in binding arbitration in Cuyahoga County, Ohio. Such arbitration will be in accordance with the Commercial Rules of the American Arbitration Association, and judgment upon the award may be entered in any court of competent jurisdiction. However, nothing will prevent any of the Parties from obtaining



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provisional relief (temporary restraining order, preliminary injunction, or similar relief) in court as an adjunct to the arbitration proceedings. Each party in any action, proceeding or arbitration arising out of or relating to this Agreement will bear its own cost of such action.

            14. MISCELLANEOUS. This Agreement (a) shall be governed by and interpreted in accordance with the local laws of the State of Ohio, (b) shall not be modified except in a writing signed by the parties, (c) constitutes the entire understanding of the parties with respect to the subject matter hereof, superseding all prior understandings and agreements (both oral and written), and
(d) shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and permitted assigns. The paragraph headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple counterparts at the place and as of the date and year first above written.

                                      EMPYREAN BIOSCIENCE, INC.        (Company)



                                       By:______________________________________
                                          Richard C. Adamany, President and CEO


                                       _________________________________________
                                       BRENDA K. BROWN                (Employee)



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